Exhibit 5.1

1620 Dodge Street, Suite 2100 Omaha, NE 68102 402.964.5027 fax: 402.964.5050

June 3, 2010

Green Plains Renewable Energy, Inc.

9420 Underwood Ave., Suite 100

Omaha, NE 68114

Dear Ladies and Gentlemen:

We are legal counsel to Green Plains Renewable Energy, Inc., an Iowa corporation (the “Company”), and have represented the Company in connection with the preparation and filing of that certain Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 14,244,961 shares of the Company’s common stock, par value $.01 per share (the “Shares”), which have been issued to the selling shareholders named in the Registration Statement.

In connection with the foregoing, we have examined such documents, corporate records and matters of law as we have deemed necessary or appropriate in connection with this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed below is limited to matters governed by Federal securities laws and by the Iowa Business Corporation Act. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and are duly and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Sincerely,

/s/ Husch Blackwell Sanders LLP

HUSCH BLACKWELL SANDERS LLP